CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
LLC interests	1,000,000	$52.58	(1)	$52,580,000	(1)	$7,171.91	(2)

(1)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the LLC interests reported on the New York Stock Exchange on April 4, 2013.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-187794

PROSPECTUS SUPPLEMENT (to Prospectus Dated April 8, 2013)

MACQUARIE INFRASTRUCTURE COMPANY LLC

1,000,000 SHARES

MIC Direct

Macquarie Infrastructure Company LLC (“MIC”) is pleased to offer you the opportunity to participate in MIC Direct (“MIC Direct”), a convenient direct stock purchase and dividend reinvestment program available to new investors looking to make an initial investment in MIC LLC Interests (“shares”) and to existing shareholders looking to increase their holdings in MIC. Program highlights include:

•	Purchasing MIC shares.
•	Reinvesting dividends automatically at no cost.
•	Buying additional shares of MIC by check or automatic deduction from your bank account.
•	Conveniently transferring and selling shares of MIC.

Your participation in MIC Direct is entirely voluntary and may be terminated at any time. If you wish to join MIC Direct, please go online at www.computershare.com/investor, or complete and sign an Enrollment Form and return it to Computershare Trust Company, N.A., or Computershare, the program administrator.

This prospectus supplement relates to 1,000,000 shares of MIC, without par value, to be offered for purchase under the program. MIC shares are listed on the New York Stock Exchange (“NYSE”) under the trading symbol “MIC.” The last reported sale price of our shares on April 5, 2013 was $53.13 per share.

Investing in these securities involves certain risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our shares, including the discussion of risks incorporated as described under “Risk Factors” on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 8, 2013.

Prospectus Supplement

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Prospectus

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may provide to you. This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus supplement, the accompanying prospectus or any such free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference and any such free writing prospectus is correct on any date after their respective dates, even though this prospectus supplement, the accompanying prospectus and any such free writing prospectus are delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our shares pursuant to MIC Direct. The second part is the accompanying prospectus, dated April 8, 2013, which we refer to as the “accompanying prospectus.” Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus combined. The accompanying prospectus gives more general information, some of which may not apply to the offering of our shares pursuant to MIC Direct. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document that has previously been filed with the Securities and Exchange Commission (“SEC”) and is incorporated into this prospectus by reference, on the other hand, the information in this prospectus supplement shall control.

Before you invest in our shares, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus forms a part, this prospectus and the documents incorporated by reference into this prospectus. The incorporated documents are described in this prospectus supplement under “Where You Can Find More Information” and “Incorporation by Reference of Certain Information.” This prospectus is part of a registration statement that we filed with the SEC.

As used in this prospectus supplement, unless otherwise indicated, “MIC,” “we,” “us” and “our” refer to Macquarie Infrastructure Company LLC and its consolidated subsidiaries, except in each case where otherwise indicated or the context otherwise requires.

ABOUT MACQUARIE INFRASTRUCTURE COMPANY LLC

Macquarie Infrastructure Company, LLC, a Delaware limited liability company, was formed on April 13, 2004. Except as otherwise specified, “Macquarie Infrastructure Company”, “MIC,” “the Company”, “we,” “us,” and “our” refer to Macquarie Infrastructure Company LLC and its subsidiaries together from June 25, 2007 and, prior to that date, to Macquarie Infrastructure Company Trust, the Company and its subsidiaries. Macquarie Infrastructure Management (USA) Inc., which we refer to as our Manager, is part of the Macquarie Group, comprised of Macquarie Group Limited and its subsidiaries and affiliates worldwide.

General

We own, operate and invest in a diversified group of infrastructure businesses that provide basic services, such as chilled water for building cooling and gas utility services to businesses and individuals primarily in the U.S. The businesses we own and operate include:

•	International Matex Tank Terminals or IMTT: a 50% interest in a bulk liquid storage terminal business, which provides bulk liquid storage and handling services at ten marine terminals in the United States and two in Canada and is one of the largest participants in this industry in the U.S., based on storage capacity;
•	Hawaii Gas: a full-service gas energy company processing and distributing gas products and providing related services in Hawaii;
•	District Energy: a 50.01% controlling interest in a district energy business, which operates among the largest district cooling systems in the U.S., serving various customers in Chicago, Illinois and Las Vegas, Nevada;
•	Atlantic Aviation: an airport services business providing products and services, including fuel and aircraft hangaring/parking, to owners and operators of general aviation aircraft at 62 airports in the U.S.; and
•	MIC Solar Energy Holdings or MIC Solar: interests in two solar power generation facilities totaling 30 megawatts located in the southwest U.S. that will provide wholesale electricity to utilities.

Our businesses generally operate in sectors with significant barriers to entry, including high initial development and construction costs, the existence of long-term contracts or the requirement to obtain government approvals and a lack of immediate cost-efficient alternatives to the services provided. Overall they tend to generate sustainable long-term cash flows. Each of our operating businesses has its own management team and staff, as necessary, to conduct and support its operations.

We have elected to treat MIC as a corporation for federal tax purposes. As a result, all investor tax reporting regarding dividends will be provided on Form 1099.

Our Manager

MIC is managed externally by Macquarie Infrastructure Management (USA) Inc., our Manager. Our Manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets.

We have entered into a management services agreement with our Manager. Our Manager is responsible for our day-to-day operations and affairs and oversees the management teams of our operating businesses. At the holding company level, the Company does not have any employees. Our Manager has assigned, or seconded, to the Company two of its employees to serve as chief executive officer and chief financial officer of the Company and seconds or makes other personnel available as required. The services performed for the Company by our Manager are provided at our Manager’s expense, and include the compensation of our seconded personnel.

We pay our Manager a quarterly base management fee based primarily on our market capitalization. Our Manager can also earn a performance fee if the quarterly total return to shareholders (capital appreciation plus dividends) exceeds the quarterly total return based on a weighted average of two benchmark utilities indices. For our Manager to be eligible for the performance fee, MIC’s quarterly total returns must be positive and in excess of any prior underperformance. The performance fee is equal to 20% of the difference between the benchmark return and the return for our shareholders. Our Manager may, in its sole discretion, choose to retain base and/or performance fees in cash or to reinvest such fees in additional shares.

We believe that Macquarie Group’s demonstrated expertise and experience in the management, acquisition and funding of infrastructure businesses provide us with an advantage in pursuing our strategy. Our Manager is part of the Macquarie Funds Group, the asset management division of Macquarie globally. Macquarie-managed entities own, operate and/or invest in a global portfolio of approximately 110 businesses including toll roads, airports and airport-related infrastructure, bulk liquid storage, ports, communications, media, electricity and gas distribution networks, water utilities, renewable energy generation, aged care, rail and ferry assets across 25 countries.

Principal Executive Offices

Our principal executive offices are located at 125 West 55th Street, New York, NY 10019. Our telephone number at that location is (212) 231-1000. You may also obtain additional information about us from our website, www.macquarie.com/mic. Information on our website is not incorporated by reference into this prospectus supplement or a part of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference into this prospectus supplement, and from time to time may make in our public filings, press releases or other public statements, certain statements that may constitute forward-looking statements. These include without limitation those under the headings “Macquarie Infrastructure Company” and “Risk Factors,” as well as those contained in any prospectus supplement or in any document incorporated by reference into this prospectus supplement or any applicable prospectus supplement. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

Forward-looking statements in this prospectus and any prospectus supplement (including any documents incorporated by reference herein or therein) are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	changes in general economic, business or demographic conditions or trends in the United States or changes in the political environment, level of travel or construction or transportation costs where we operate, including changes in interest rates and price levels;
•	our holding company structure and/or investments in businesses that we may not control, may limit our ability to pay or increase a dividend;
•	changes in patterns of commercial or general aviation air travel, including variations in customer demand for our business;
•	our Manager’s affiliation with the Macquarie Group or equity market sentiment, which may affect the market price of our shares;
•	our limited ability to remove our Manager for underperformance and our Manager’s right to resign;
•	payment of performance fees to our Manager, if any, that could reduce distributable cash if paid in cash or could dilute existing shareholders if satisfied with the issuance of LLC interests;
•	our ability to service, comply with the terms of and refinance at maturity our substantial indebtedness;
•	our ability to make, finance and integrate acquisitions;
•	our ability to implement our operating and internal growth strategies;
•	our ability to enhance the financial planning and analysis function at IMTT;
•	the regulatory environment, including U.S. energy policy, in which our businesses and the businesses in which we hold investments operate and our ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators of our businesses and the businesses in which we hold investments, and our relationships and rights under and contracts with governmental agencies and authorities;
•	unanticipated or unusual behavior of the City of Chicago brought about by the financial distress of the city;
•	the extent to which federal spending cuts, including potentially those resulting from sequestration, reduce the U.S. military presence on Hawaii or flight activity at airports on which Atlantic Aviation operates;

•	technological innovations leading to a change in energy consumption patterns;
•	changes in electricity or other energy costs, including natural gas pricing;
•	the competitive environment for attractive acquisition opportunities facing our businesses and the businesses in which we hold investments;
•	environmental risks, including the impact of climate change and weather conditions, pertaining to our businesses and the businesses in which we hold investments;
•	work interruptions or other labor stoppages at our businesses or the businesses in which we hold investments;
•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of our income and gains for such treatment;
•	disruptions or other extraordinary or force majeure events affecting the facilities or operations of our businesses and the businesses in which we hold investments and our ability to insure against any losses resulting from such events or disruptions;
•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and our ability to recover increases in these costs from customers;
•	our ability to make alternate arrangements to account for any disruptions or shutdowns that may affect the facilities of the suppliers or the operation of the barges upon which our gas processing and distribution business is dependent; and
•	changes in U.S. domestic demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus supplement (including any documents incorporated by reference herein) may not occur. These forward-looking statements are made as of the date of this prospectus supplement. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, however, consult further disclosures we may make in future filings with the SEC.

RISK FACTORS

Before you decide to participate in MIC Direct and invest in our shares, you should carefully consider the factors discussed in Item 1A under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the other information included or incorporated by reference in this prospectus supplement, as well as in the following discussion. If any of the risks described in these reports or other documents were to materialize, our business, results of operations, cash flows, financial condition and prospects could be materially and adversely affected. In that case, our ability to make distributions to our shareholders may be reduced, the trading price of our shares could decline and you could lose all or part of your investment. In addition, you should consult your own financial and legal advisors before making an investment.

You will not know the price of the shares you are purchasing or selling under MIC Direct at the time you authorize the investment or elect to have your dividends reinvested.

The price of our shares may fluctuate between the time you decide to purchase shares under MIC Direct and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

Computershare administers MIC Direct. If you instruct Computershare to sell shares under MIC Direct, you will not be able to direct the time or price at which your shares are sold (except for prices specified for day limit orders or GTC limit orders). The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

If you decide to withdraw from MIC Direct, Computershare will continue to hold your shares in book-entry form unless you request a certificate for whole shares.

INFORMATION ABOUT THE MIC DIRECT INVEST PROGRAM

Details of MIC Direct are set forth below in question and answer format. Further questions and correspondence should be directed to the program administrator.

Background

1.	What is MIC Direct?

MIC Direct is a convenient direct stock purchase and dividend reinvestment program available to new investors looking to make an initial investment in our shares and for existing shareholders looking to increase their holdings of our shares. Participants in the program may elect to have dividends automatically reinvested in our shares and/or to make optional cash investments through our program administrator, Computershare. Participation in MIC Direct is entirely voluntary, and we give no advice regarding your decision to join the program. If you decide to participate in this program, you can enroll online at Computershare’s website, www.computershare.com/investor. An enrollment form and reply envelope are also enclosed for your convenience. Enrollment forms are also available by contacting Computershare as indicated in Question 27.

2.	What options are available under the program?

MIC Direct allows participants to:

•	open a program account with an initial investment of as little as $250 by check, or by authorizing automatic deductions from a U.S. bank account;
•	have all or part of dividends paid on your MIC shares automatically reinvested at no cost in additional MIC shares;
•	increase your holdings of our shares under the program by making additional investments of as little as $50, including the option to make automatic purchases by authorizing deductions from a U.S. bank account;
•	purchase our shares in whole dollar amounts, rather than a specific quantity of shares, with the appropriate number of full and fractional shares credited to your MIC Direct account;
•	make gifts of stock to family members and others at no charge by transferring MIC shares to another account, new or old, or by making an initial investment;
•	sell your MIC shares;
•	have your ownership of shares maintained on Computershare’s records in book-entry form; and
•	receive regular statements indicating activity in your program account.

Please refer to Question 9 for additional information regarding dividend reinvestment options and Question 10 for further information regarding the methods of making additional cash investments.

Please retain all account statements for your records. The statements contain important tax and other information.

Participation

3.	Who is eligible to participate in MIC Direct?

Any person or entity is eligible to enroll in MIC Direct provided that the enrollment procedures are satisfied as described below.

4.	Can non-U.S. individuals participate in MIC Direct?

If you are a citizen or a resident of a country other than the United States, you should determine if there are any laws or governmental regulations that would prohibit your participation in the program. We reserve the right to terminate any participant if we deem it advisable under any foreign laws or regulations. All program funds must be paid in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the amount of the check in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to make the transaction.

5.	How does a MIC shareholder enroll in the program?

If you are already a MIC shareholder of record (that is, if you own shares that are registered in your name, not your broker’s name) but you are not enrolled in MIC Direct, you may enroll in the program simply by going online to Computershare’s website at www.computershare.com/investor or by completing and returning the enclosed Shareholder Enrollment Form to Computershare. You may obtain additional Shareholder Enrollment Forms at any time upon request to Computershare.

6.	I already own shares, but they are held by my bank or broker and registered in “street name.” Can I use those shares to participate in the program?

Yes. To become a participant, you may choose from among the following three options:

•	If your shares of MIC are registered in the name of a bank, broker or other nominee, you may arrange for that bank, broker or nominee to register at least one share directly in your name in order to become eligible to participate in MIC Direct. Once at least one share is registered in your name, you can enroll as described in Question 5.
•	If your shares of MIC are registered in the name of a bank, broker or other nominee, you may make arrangements to have your bank, broker or nominee participate in MIC Direct on your behalf.
•	You may enroll in the program in the same manner as someone who is not currently a MIC shareholder, as described in Question 7.
7.	I am not currently a MIC shareholder. How do I enroll in MIC Direct?

If you do not currently own any MIC shares and you wish to become a shareholder and a participant in MIC Direct, you may enroll in the program by completing an initial enrollment form, and making an initial investment of at least $250 but no more than $100,000. To make your initial investment, you may either:

•	include with your initial investment form a check made payable to “Computershare — MIC” in an amount equal to at least $250;
•	authorize a one-time online investment of at least $250 at www.computershare.com/investor; or
•	authorize automatic deductions of not less than $50 per transaction from a U.S. bank account for at least five consecutive purchases. Automatic deductions will continue indefinitely, beyond the initial five purchases, until you notify Computershare through Computershare’s website, www.computershare.com/investor, or in writing that the automatic deductions are to stop. A Direct Debit Authorization Form is included with the initial investment form. You can also sign up for automatic deductions at www.computershare.com/investor.

Additionally, a one-time enrollment fee of $10 will be charged to enroll in MIC Direct if you are not already a MIC shareholder.

8.	Are there costs associated with participation?

If you are not already a MIC shareholder at the time you enroll in MIC Direct, you will be charged a one-time enrollment fee of $10. Except as described, you will incur no service fees or processing fees for purchases you make under MIC Direct. We will pay all costs of purchases of the shares and administration of the program. If you instruct Computershare to sell some or all of your shares, you will be charged a service fee and a per share processing fee. Per share processing fees include any brokerage commissions Computershare is required to pay. See Question 20 for more information.

Fees assessed on participants are summarized in the following chart:

	Transaction Fee	Processing Fee*
Initial Enrollment (for new investors)	$10.00	None
Purchases of shares including optional cash investments via check, and one-time online or recurring automatic deductions	No charge	None
Sales of shares (partial or full):
Batch order sales fee	$15.00	$0.12 per common share sold
Market order sales fee	$25.00	$0.12 per common share sold
Day limit order sales fee	$25.00	$0.12 per common share sold
GTC limit order sales fee	$25.00	$0.12 per common share sold
Sales requests processed over the telephone by a customer service representative will be assessed an additional transaction fee of $15.00 per request
Reinvestment of dividends	No charge	None
Gift or transfer of shares	No charge	None
Insufficient funds	$25.00 per check or other returned deposit (plus fees for sales of shares)	None

*	All per share fees include any brokerage commissions Computershare is required to pay.

The applicable fees and commissions will be deducted either from investments or proceeds from a sale.

We may change the fees assessed on participants at any time. We will give you notice of any fee increase before the increase becomes effective with respect to you.

Investments Under the Program

9.	What are the dividend reinvestment options?

As a participant in the program, you may elect to reinvest all, part or none of the dividends on your MIC shares in the purchase of additional shares. The options available to you are as follows:

•	Full Dividend Reinvestment. If you select this option, Computershare will apply all of your dividends on all MIC shares registered in your name toward the purchase of more shares of MIC.
•	Partial Dividend Reinvestment. If you select this option, Computershare will pay you dividends in cash on the number of shares of MIC that you specify on your enrollment form and apply the balance of your dividends toward the purchase of more shares of MIC.

•	All Dividends Paid in Cash (No Dividend Reinvestment). If you select this option, your dividends will not be reinvested. Instead, you will receive payment by check or automatic deposit (at your option) for all of your cash dividends.

If you do not specify any option when you enroll, your program account automatically will be set up for full dividend reinvestment. You can change your dividend reinvestment election at any time by notifying the program administrator. Computershare will continue to reinvest your dividends as you have indicated on your enrollment form until you specify otherwise. You may change your election at any time by completing and submitting a new enrollment form or by contacting Computershare directly at 1-866-867-6422 or online at www.computershare.com/investor. No matter which reinvestment option you have selected, you may make optional cash investments as described in Question 10.

10.	How do I make an additional investment?

You may make optional cash investments by choosing among the following three options:

•	Check Investment. You may make optional cash investments in our shares by sending to Computershare a check for the purchase of additional shares. The check must be made payable to “Computershare — MIC” in U.S. dollars and drawn on a U.S. bank. If you are not in the U.S., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Computershare will not accept cash, money orders, traveler’s checks or third party checks. All checks should be sent to Computershare at the address listed on the tear-off form section attached to each account statement you receive, or if making an investment when enrolling, with your enrollment form.
•	Online Investment. At any time, participants may make optional cash investments through Computershare’s website, www.computershare.com/investor, by authorizing a one-time online bank debit from an account at a U.S. bank or financial institution. You should refer to the online confirmation for the account debit date and investment date.
•	Automatic Investment from a Bank Account. As an alternative to sending checks, you may elect to have funds automatically withdrawn from your checking or savings account at a U.S. bank. You may elect the automatic deduction option by completing and signing a Direct Debit Authorization Form and returning this form to Computershare, together with a voided blank check or savings account deposit slip for the bank account from which the funds are to be withdrawn. Additional Direct Debit Authorization Forms are available through Computershare. You may also enroll online through www.computershare.com/investor. Your Direct Debit Authorization Form will be processed and will become effective as promptly as practical. You should allow four to six weeks for the first investment to be initiated using this automatic deduction feature. Once automatic deductions begin, funds will be withdrawn from your bank account on either the first or fifteenth day of each month, or both (at your option), or the next business day if either of those days is not a business day. Those funds normally will be invested within five business days. You may change the amount of money or terminate automatic deductions by completing and submitting to Computershare a new Direct Debit Authorization Form or online at www.computershare.com/investor. To be effective for a particular investment date, Computershare must receive your new instructions at least six business days before the investment date. See Question 13 for information regarding investment dates.
11.	What are the minimum and maximum amounts for additional investments?

In addition to increasing your holdings of MIC shares through the reinvestment of dividends, you may make optional cash investments in MIC shares at any time. Your optional cash investment must be at least $50 up to a maximum of $100,000 in any calendar year. Whether participating through the use of a check, one-time online investment, or through the automatic deduction feature, the $50 minimum per transaction applies. If you are not a MIC shareholder and are a first-time investor in the program, your initial investment must be for at least $250 and cannot exceed $100,000. See Question 7 for additional information regarding an initial investment. Optional cash investments will be returned to you upon your request provided that Computershare receives your request at least two business days prior to the investment date.

12.	What is the source of MIC shares purchased through the program?

At our option, shares may be purchased in the open market through a registered broker-dealer or directly from MIC. Share purchases in the open market may be made on any stock exchange where MIC shares are traded or by negotiated transactions on terms as Computershare may reasonably determine. Neither MIC nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased, or the selection of the broker or dealer through or from whom purchases are to be made.

13.	When will shares be purchased under the program?

General.  Direct purchases from MIC of authorized but unissued shares of MIC will be made on the relevant “investment date.” Purchases on the open market will begin on the investment date and will be completed no later than 30 days from such date, except where completion at a later date is necessary or advisable under any applicable federal securities laws.

Optional Cash Investments.  Computershare will normally invest any initial and additional cash investments by check, online investment, or by automatic deductions from a U.S. bank account towards the purchase of MIC shares no later than five business days after receipt of the investment. Computershare will determine the actual investment date for initial and additional cash investments.

Dividend Reinvestments.  The investment date for reinvested cash dividends will be the dividend payment date, unless the NYSE is closed. In that case, the investment date will be the next day that the NYSE is open. If Computershare receives your enrollment form requesting reinvestment of dividends on or before the record date established for a particular dividend, reinvestment will commence with that dividend. Dividend record dates for dividends which may be declared on MIC shares and the related payment dates are announced by press release and posted on our website at www.macquarie.com/mic under the “Investor Center” tab. If your enrollment form is received after the record date for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next record date if you are a participant in MIC Direct.

14.	At what price will shares be purchased?

For shares purchased on the open market, the price will be the weighted average of the purchase price of all shares purchased for the program for that investment date. For shares purchased directly from MIC, the price will be the average of the high and low sales prices of the shares on the NYSE during regular trading hours for that investment date. If no trading in MIC shares occurs on the NYSE for that date, the price will be the average of the high and low sales prices of the shares on the NYSE on the most recent date preceding that investment date which MIC shares were traded.

15.	Will fractional shares be purchased?

Yes. If any dividend or optional cash investment is not sufficient to purchase a whole share of MIC shares, a fractional share equivalent will be credited to your account. All fractional shares are rounded to six decimal places.

16.	How are payments with “insufficient funds” handled?

In the event that any check, authorized electronic funds transfer or other deposit is returned unpaid for any reason, or your pre-designated U.S. bank account does not have sufficient funds for an automatic debit, Computershare will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 fee for any check or other deposit that is returned unpaid by your bank and for any failed automatic deduction from your pre-designated U.S. bank account. This fee will be collected by Computershare through the sale of the number of shares from your MIC Direct account necessary to satisfy the fee.

17.	Will interest be paid on the program accounts?

No. Interest will not be paid on amounts held pending investment.

Sales and Transfers of Shares

18.	Who will hold the shares purchased through MIC Direct?

We are a participant in the Direct Registration System (“DRS”). DRS is a method of recording shares of stock in book-entry form. Shares purchased through MIC Direct will be credited in book-entry form to your account on Computershare’s records. The number of shares (including fractional interests) credited to your account will be shown on each account statement.

19.	Why use DRS instead of issuing paper certificates for shares? Can certificates be deposited in my MIC Direct account for safekeeping?

DRS eliminates the risk and cost of paper certificates, while enabling you to maintain the benefits of direct ownership, including the ability to participate in the program. If you hold any shares in book-entry form, you may at any time choose to have all or a portion of your book-entry shares transferred to your broker electronically by contacting your broker/dealer. When using your broker to facilitate a share transfer, you will need to provide them with a copy of your DRS account statement.

You can also deposit MIC certificate(s) into your MIC Direct account. To deposit your shares, send the certificate(s) to Computershare at the address listed in Question 27, by registered or certified mail, with return receipt requested, or some other form of traceable mail, and properly insured. Do not sign the certificate(s) or complete the assignment section. When submitting certificate(s) for deposit into your MIC Direct account, be sure to include a written request to have the certificate(s) deposited. Shares that are deposited will be credited in book-entry form to your MIC Direct account.

20.	How may I sell shares I hold through MIC Direct?

You may request that Computershare sell shares credited to your program account in the manners described below:

•	Market Order: A market order is a request to sell securities promptly at the current market price. Market order sales are only available at www.computershare.com/investor, through Investor Centre, or by calling Computershare directly at 1-866-867-6422. Market order sale requests received at www.computershare.com/investor, through Investor Centre, or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m., Eastern Time). Any orders received after 4:00 p.m., Eastern Time, will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call Computershare directly at 1-866-867-6422. If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by Computershare’s broker, minus a processing fee of $0.12 per share sold. Each market order sale will also incur a service fee of $25.
•	Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales. Computershare will seek to sell shares in round lot (100 shares) transactions. For this purpose, Computershare may combine each selling MIC Direct participant’s shares with those of other selling participants. In every case of a batch order sale, the proceeds to each selling MIC Direct participant for each share sold will be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, minus a processing fee of $0.12 per share sold. Each batch order sale will also incur a service fee of $15.

•	Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-866-867-6422. Each day limit order sale will incur a service fee of $25 and a processing fee of $0.12 per share sold.
•	Good-Til-Cancelled (GTC) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at 1-866-867-6422. Each GTC limit order sale will incur a service fee of $25 and a processing fee of $0.12 per share sold.

Alternatively, you may choose to sell shares in your program account through a stockbroker of your choice, in which case you should contact your broker about transferring shares from your program account to your brokerage account.

Computershare generally supports the sales options set forth above. All sales options, however, may not be available at all times.

All per share processing fees include any brokerage commissions Computershare is required to pay. An additional $15 will be charged if the assistance of a Customer Service Representative is required when selling shares.

Computershare may, for various reasons, require a transaction request to be submitted in writing. Participants should contact Computershare to determine if their particular request, including any sales request, must be submitted in writing. Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the program are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of MIC shares may rise or fall during the period between a request for sale, its receipt by Computershare and the ultimate sale on the open market. Instructions sent to Computershare to sell shares are binding and may not be rescinded.

If you elect to sell shares online at www.computershare.com/investor through Investor Centre, you may utilize Computershare’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the timely and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

21.	Can I transfer shares that I hold in the program to someone else?

Yes. You may transfer ownership of some or all of your shares held through MIC Direct. You may call Computershare at 1-866-867-6422 for complete transfer instructions. You also may download transfer instructions at www.computershare.com/investor. You will be asked to send to Computershare written transfer instructions. Your signature on the written transfer instructions must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the participant’s shares. A notary is not sufficient.

You may transfer shares to new or existing MIC shareholders. If you transfer less than one whole share, a new MIC Direct account may not be opened for the transferee. If the transferee is not already a participant in MIC Direct and you transfer more than one whole share, an account will be opened in the name of the transferee and he or she will automatically be enrolled in the program. If the transferee is not already a participant in MIC Direct, the account will be enrolled under the full reinvestment option unless you specify differently. The transferee may change the investment option after the transfer has been made as described in Question 23.

You may not pledge any shares held in your MIC Direct account as collateral for a loan or other obligation. If you wish to pledge shares held in your MIC Direct account, you must first withdraw the number of shares you propose to pledge from your account.

22.	I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call Computershare at 1-866-867-6422, write to Computershare at the address listed in Question 27, or update your information online through Investor Centre at www.computershare.com/investor.

23.	How may I change my dividend reinvestment option or discontinue reinvesting my dividends?

You may change dividend reinvestment options online at www.computershare.com/investor, by calling Computershare directly at 1-866-867-6422, instructing Computershare in writing at its address listed in Question 27, or by submitting to Computershare a new election on an Enrollment Form. To be effective for a specific dividend, any change must be received by Computershare before the record date for that dividend. See Question 13 for information regarding record dates.

24.	May I withdraw shares from my MIC Direct account or terminate my participation in MIC Direct?

You may withdraw all or some of the shares from your MIC Direct account or terminate your participation in the program at any time by accessing your MIC Direct account at www.computershare.com/investor, calling Computershare directly at 1-866-867-6422, completing the information on the transaction form attached to the program statement or transaction advice or by giving written instructions to Computershare at the address listed in Question 27.

25.	What happens if I elect to withdraw shares or terminate my participation in MIC Direct?

Upon withdrawal or termination, whole shares held in your MIC Direct account will be moved to a book-entry position registered in your name on the books of DRS. In lieu of your shares being held in a book-entry position, you can also request a certificate for the number of whole shares of MIC. In either instance, if you terminate your MIC Direct account, you will receive a check for the cash value of any fractional share. The amount of the check will be based on the then current price of our shares, less any transaction fees and processing fees. If notice of termination is received near a record date for a program account whose dividends are to be reinvested, Computershare, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, Computershare will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.

You may also by terminate your MIC Direct account by selling your shares of MIC as described in Question 20.

Upon withdrawal from the program, any uninvested contributions will be returned promptly to you.

26.	May I receive dividend payments by direct deposit?

Yes. Through the program’s direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends paid by electronic funds transfer to your U.S. bank account on the dividend payment date. To receive dividends by direct deposit, you must complete, sign and return to Computershare an authorization form for direct deposit. You may obtain this form by calling Computershare directly at 1-866-867-6422. You also may elect direct deposit at www.computershare.com/investor through Investor Centre. Authorization forms for direct deposit will be processed and will become effective as promptly as practicable after receipt of the form by Computershare. You may change your designated bank account for direct deposit or discontinue this feature at any time by submitting to Computershare a new authorization form for direct deposit, through the Internet, or by written instruction to Computershare.

Administration

27.	Who administers MIC Direct? How do I contact them?

Computershare directs the purchase of and credits participants’ accounts with MIC shares acquired under the program, keeps records, sends statements of account activity to participants and performs other related duties. Computershare also acts as our transfer agent, registrar and dividend disbursing agent.

You may contact Computershare by writing to:

MIC Direct
c/o Computershare
P.O. Box 43006
Providence, RI 02940-3006

You may contact Computershare at one of the telephone numbers listed below:

•	Shareholder customer service, including sale of shares: 1-866-867-6422 (within the U.S.) and 1-201-680-6578 (outside the U.S.).
•	New investors requesting program material: 1-866-867-6422 (available 24 hours a day, 7 days a week) and TDD: 1-800-952-9245 (a telecommunications device for the hearing impaired is available).

You also may contact Computershare via the Internet. Computershare’s Internet address is www.computershare.com/investor. Messages sent via the Internet will be responded to promptly. At Computershare’s website, you can access your share balance, sell shares, and obtain online forms and other information about your account.

28.	What reports will I receive?

Statements of your account activity will be sent to you after each transaction, which will simplify your record keeping. Each account statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and any applicable service fees, as well as any activity associated with share deposits or withdrawals. For shares acquired in MIC Direct after January 1, 2013, the statement will include specific cost basis information in accordance with applicable law. Please notify Computershare promptly either in writing or by telephone if your address changes. In addition, you will receive copies of the same communications sent to all other holders of MIC shares, such as annual reports and proxy statements. You also will receive any U.S. Internal Revenue Service (“IRS”) information returns, if required. Please retain all account statements for your records. The statements contain important tax and other information.

29.	What if MIC issues a stock dividend or declares a stock split?

Any stock dividends or split shares of MIC distributed by MIC on shares credited to your account will be credited to your account. You will receive a statement indicating the number of shares earned as a result of the transaction.

30.	How do I vote my program shares at shareholders’ meetings?

Each shareholder entitled to vote at a meeting of shareholders is sent either a notice containing instructions on how to access our proxy statement and our annual report online or a printed copy of our proxy materials before the meeting. You are encouraged to read the proxy statement carefully. You may vote online or by phone or by returning the signed, dated proxy material. The proxies will vote the shares in accordance with your instructions. Fractional shares will not be voted.

31.	Can MIC Direct be changed and who interprets MIC Direct?

While MIC Direct is intended to continue indefinitely, MIC reserves the right to suspend or terminate the program at any time. MIC also reserves the right to make modifications to the program. You will be notified of any such suspension, termination or modification. Computershare also may terminate your MIC Direct account if you do not own at least one whole share. In the event that your program account is terminated for this reason, a check for the cash value of the fractional share based upon the then-current market price, less any service fee, any processing fees and any other costs of sale will be sent to you and your account will be closed. Any questions of interpretation that may arise under the program will be determined by MIC and such determination will be final. All related forms and your program account will be governed by and construed in accordance with the laws of the State of New York and cannot be modified orally.

32.	What are the responsibilities of MIC and Computershare under the program?

Neither MIC nor Computershare will be liable for any act or omission to act, which was done in good faith, including any claim of liability arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment from a qualified representative of the deceased, the prices at which shares are purchased or sold for participants’ accounts, the times when purchases or sales are made, or fluctuations in the market value of MIC shares. You should recognize that neither MIC nor Computershare can assure you of a profit or protect you against a loss on shares purchased through the program. Although MIC currently contemplates the continuation of quarterly dividends, the payment and amount of dividends is subject to the discretion of our Board of Directors and will depend upon future financial performance of MIC’s operating companies, the financial condition of MIC generally and other factors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PROGRAM

The following is a summary of certain U.S. federal income tax consequences of participation in the program to U.S. Holders (as defined in the accompanying prospectus). This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, final, temporary, and proposed Treasury Regulations promulgated under the Code, current administrative interpretations and practices of the Internal Revenue Service, or the IRS (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and judicial decisions, all as in effect on the date of this prospectus supplement and all subject to change or differing interpretations, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the IRS with respect to the statements made in this prospectus supplement and the statements in this prospectus supplement are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS. This summary is a supplement to, and should be read in conjunction with, the discussion in the accompanying prospectus under the heading “Material U.S. Federal Income Tax Considerations.” This summary is limited to participants that will hold our shares as “capital assets” within the meaning of Section 1221 of the Code (generally, held for investment). This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a participant in light of its investment or tax circumstances, or to certain types of participants subject to special tax rules, such as those identified in the accompanying prospectus.

You are urged to consult your own tax advisor with respect to the U.S. federal, state, local, foreign and other tax consequences of participation in the program.

Reinvested Cash Dividends

In general, with respect to cash dividends paid by us and reinvested under the program, you will be treated for U.S. federal income tax purposes as though you actually received a distribution in cash, even though you never actually receive the cash, because your dividends were used instead to purchase LLC interests. With respect to reinvested dividends, you generally will be treated for U.S. federal income tax purposes as though you received a distribution in an amount equal to the fair market value of the LLC interests purchased for your account under the program, plus, in the case where those LLC interests are purchased on the open market, your allocable portion of the processing fees paid by us to purchase those LLC interests. We will report to you for tax purposes the dividends to be credited to your program account as well as processing fees incurred by us on your behalf. Such information will also be furnished to the IRS to the extent required by law.

Tax Basis and Holding Period of LLC Interests

The tax basis of our LLC interests purchased with reinvested dividends pursuant to the program will generally equal the total amount of distributions you are treated as having received, as described above. The tax basis of LLC interests acquired with initial or optional cash investments generally will equal the amount of the cash payment plus the amount of any additional distributions you are treated as having received in connection with a purchase as described above. The tax basis of LLC interests purchased in the open market will include the amount of any processing fees incurred by the program on your behalf. The tax basis of LLC interests acquired under the program will be reported by Computershare, our transfer agent, in accordance with new Treasury regulations that are currently effective. Because certain aspects of the program do not fall within the narrow definition of “dividend reinvestment plan” under such regulations, we expect that participants in the program will not be able to elect to cause Computershare, as our transfer agent, to use cost basis averaging for LLC interests enrolled in the program. We expect that Computershare’s default method of determining cost basis, which is FIFO — First In, First Out — will apply.

The holding period for LLC interests acquired under the program (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your program account, regardless of the source of purchase. Consequently, LLC interests (including any fractional share) acquired at different times will have different holding periods.

Withdrawal of LLC Interests

You generally will not realize any taxable income or any gain or loss for U.S. federal income tax purposes when whole LLC interests are withdrawn from your program account, either upon request for withdrawal by you, upon termination of your participation in the program or upon termination of the program by us.

Sale of LLC Interests

You will generally recognize gain or loss when LLC interests acquired under the program (including fractions of a LLC interests) are sold by the program administrator or by you after withdrawal of the LLC interests from the program. The amount of such gain or loss will be equal to the difference between the amount you receive for the LLC interests, reduced by the expenses of sale (including brokerage commissions and other fees charged for the sale of LLC interests), and your tax basis in the LLC interests sold. In general, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the LLC interests for more than one year. You also will recognize a gain or loss when you receive cash payments for fractional LLC interests credited to your program account upon your withdrawal from the program or upon the program’s termination. The amount of such a gain or loss will be equal to the difference between the amount which you receive for your fractional LLC interests and your tax basis in such fractional LLC interests. Whether the capital gain is long-term or short-term will depend on your holding period of the fractional LLC interests. Long-term capital gains of individuals and certain other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor as to the consequences of a sale of LLC interests in view of your particular circumstances.

Withholding

If you are a Non-U.S. holder, we will withhold the required taxes from the gross dividends at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. In any case in which U.S. federal income taxes are required to be withheld, the program administrator will reinvest an amount equal to the dividend less the amount of tax withheld. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes. For IRS reporting purposes, the amount of any tax withheld will be included in the holder’s dividend income.

USE OF PROCEEDS

We will receive proceeds from the purchase of our shares through the program only to the extent that such purchases are made directly from us and not from open market purchases by Computershare. We expect to use the net proceeds from the sale of our shares through the program for general corporate purposes.

PLAN OF DISTRIBUTION

Our shares offered pursuant to MIC Direct will be purchased directly from us or in the open market. We will pay any and all per share processing fees and related expenses incurred in connection with purchases of our shares under MIC Direct. Upon withdrawal by a participant from MIC Direct by the sale of shares credited a program account, the participant will receive the proceeds of that sale less the applicable per share processing fees (currently $0.12 per share), sales fees (currently, $15.00 for a batch order sale and $25.00 for market order, day limit order and GTC order sales) and any required tax withholdings or transfer taxes.

Persons who acquire our shares through MIC Direct and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a program participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of our shares so purchased.

Our shares may not be available under MIC Direct in all jurisdictions. We are not making an offer to sell our shares in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

Certain legal matters in connection with the validity of the shares to be issued by MIC pursuant to this prospectus supplement will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Macquarie Infrastructure Company LLC and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of IMTT Holdings Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free number at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may also be obtained from our website at www.macquarie.com/mic, although information on our website does not constitute a part of this prospectus. Our LLC interests are listed on the New York Stock Exchange, or NYSE, under the symbol “MIC” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;
•	Our Current Report on Form 8-K filed with the SEC on February 27, 2013; and
•	The description of our LLC interests set forth in our Amendment No. 1 to our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on June 25, 2007.

The documents incorporated by reference in this prospectus supplement are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus supplement to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, NY 10019
Attention: Investor Relations
Telephone: (212)-231-1825

Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference into this prospectus supplement or as a part of this prospectus supplement.

PROSPECTUS

Shares

Debt Securities

Macquarie Infrastructure Company LLC

Macquarie Infrastructure Company LLC may sell, from time to time, limited liability company interests, which we refer to as shares, and debt securities, which we refer to, together with the shares, as securities. Macquarie Infrastructure Management (USA) Inc., our manager, as a selling security holder (our “Manager” or the “Selling Security Holder”), may sell, from time to time, shares in Macquarie Infrastructure Company LLC. We or the Selling Security Holder may offer for sale the securities covered by this prospectus, as applicable, directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices or at privately negotiated prices, including in satisfaction of certain contractual obligations. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.” We and the Selling Security Holder may offer these securities, as applicable, at prices and on terms determined at the time of offering.

The shares covered by this prospectus are listed for trading on The New York Stock Exchange under the symbol “MIC.”

We will provide more specific information about the terms of an offering of these securities in supplements to this prospectus. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplements carefully before you invest. If any underwriters, broker-dealers or agents are involved in any offering, the names of such underwriters, broker-dealers or agents and any applicable commissions or discounts or other compensation will be described in the applicable prospectus supplement relating to the offering.

Investing in the securities involves risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus. Risks may also be described in an accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2013.

Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus and any applicable prospectus supplement. This prospectus and any applicable prospectus supplement may be used only for the purpose for which it has been published, and no person has been authorized to give any information not contained in this prospectus and any applicable prospectus supplement. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may or the Selling Security Holder may sell securities covered by this prospectus in one or more offerings. Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we or the Selling Security Holder may, from time to time, add and offer additional securities by filing a prospectus supplement with the SEC at the time of the offer.

PROSPECTUS SUPPLEMENT

This prospectus provides you with a general description of the securities that we may offer. Each time that we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. Any statement that we make in this prospectus shall be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement, especially the section titled “Risk Factors,” together with the additional information described under the heading “Incorporation of Certain Documents by Reference” or incorporated by reference in this prospectus and any applicable prospectus supplement.

The prospectus supplement to be attached to the front of this prospectus will describe: the applicable public offering price, the price paid for the securities, the net proceeds, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of securities covered by this prospectus.

For more detail on the terms of the securities offered, see “Description of our Shares” and “Description of Debt Securities.”

FORWARD-LOOKING STATEMENTS

We have included or incorporated by reference into this prospectus, and from time to time may make in our public filings, press releases or other public statements, certain statements that may constitute forward-looking statements. These include without limitation those under the headings “Macquarie Infrastructure Company” and “Risk Factors,” as well as those contained in any prospectus supplement or in any document incorporated by reference into this prospectus or any applicable prospectus supplement. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. We may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements.

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are identifying important factors that, individually or in the aggregate, could cause actual results to differ materially from those contained in any forward-looking statements made by us. Any such forward-looking statements are qualified by reference to the following cautionary statements.

Forward-looking statements in this prospectus and any prospectus supplement (including any documents incorporated by reference herein or therein) are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	changes in general economic, business or demographic conditions or trends in the United States or changes in the political environment, level of travel or construction or transportation costs where we operate, including changes in interest rates and price levels;
•	our holding company structure and/or investments in businesses that we may not control, may limit our ability to pay or increase a dividend;
•	changes in patterns of commercial or general aviation air travel, including variations in customer demand for our business;

•	our Manager’s affiliation with the Macquarie Group or equity market sentiment, which may affect the market price of our shares;
•	our limited ability to remove our Manager for underperformance and our Manager’s right to resign;
•	payment of performance fees to our Manager, if any, that could reduce distributable cash if paid in cash or could dilute existing shareholders if satisfied with the issuance of our shares;
•	our ability to service, comply with the terms of and refinance at maturity our substantial indebtedness;
•	our ability to make, finance and integrate acquisitions;
•	our ability to implement our operating and internal growth strategies;
•	our ability to enhance the financial planning and analysis function at IMTT;
•	the regulatory environment, including U.S. energy policy, in which our businesses and the businesses in which we hold investments operate and our ability to estimate compliance costs, comply with any changes thereto, rates implemented by regulators of our businesses and the businesses in which we hold investments, and our relationships and rights under and contracts with governmental agencies and authorities;
•	unanticipated or unusual behavior of the City of Chicago brought about by the financial distress of the city;
•	the extent to which federal spending cuts, including potentially those resulting from sequestration, reduce the U.S. military presence on Hawaii or flight activity at airports on which Atlantic Aviation operates;
•	technological innovations leading to a change in energy consumption patterns;
•	changes in electricity or other energy costs, including natural gas pricing;
•	the competitive environment for attractive acquisition opportunities facing our businesses and the businesses in which we hold investments;
•	environmental risks, including the impact of climate change and weather conditions, pertaining to our businesses and the businesses in which we hold investments;
•	work interruptions or other labor stoppages at our businesses or the businesses in which we hold investments;
•	changes in the current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law and the qualification of our income and gains for such treatment;
•	disruptions or other extraordinary or force majeure events affecting the facilities or operations of our businesses and the businesses in which we hold investments and our ability to insure against any losses resulting from such events or disruptions;
•	fluctuations in fuel costs, or the costs of supplies upon which our gas processing and distribution business is dependent, and our ability to recover increases in these costs from customers;
•	our ability to make alternate arrangements to account for any disruptions or shutdowns that may affect the facilities of the suppliers or the operation of the barges upon which our gas processing and distribution business is dependent; and
•	changes in U.S. domestic demand for chemical, petroleum and vegetable and animal oil products, the relative availability of tank storage capacity and the extent to which such products are imported.

Our actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. A description of risks that could cause our actual results to differ appears under the caption “Risk Factors” and elsewhere in this prospectus and any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus and any accompanying prospectus supplement. It is not possible to predict or identify all risk factors and you should not consider that description to be a complete discussion of all potential risks or uncertainties that could cause our actual results to differ.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus or any accompanying prospectus supplement (including any documents incorporated by reference herein or therein) may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, however, consult further disclosures we may make in future filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with those requirements, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free number at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov and can be found by searching the EDGAR archives on the website. In addition, our SEC filings and other information about us may also be obtained from our website at www.macquarie.com/mic, although information on our website does not constitute a part of this prospectus. Our shares are listed on the New York Stock Exchange, or NYSE, under the symbol “MIC” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 to register with the SEC the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement or our other SEC filings for a copy of the contract or other document.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 20, 2013;
•	Our Current Report on Form 8-K filed with the SEC on February 27, 2013; and
•	The description of our shares set forth in our Amendment No. 1 to our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on June 25, 2007.

The documents incorporated by reference in this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Macquarie Infrastructure Company LLC
125 West 55th Street
New York, NY 10019
Attention: Investor Relations
Telephone: (212)-231-1825

Except as provided above, no other information, including, but not limited to, information on our website, is incorporated by reference into this prospectus or a part of this prospectus.

v

MACQUARIE INFRASTRUCTURE COMPANY LLC

Macquarie Infrastructure Company, LLC, a Delaware limited liability company, was formed on April 13, 2004. Except as otherwise specified, “Macquarie Infrastructure Company”, “MIC,” “the Company”, “we,” “us,” and “our” refer to Macquarie Infrastructure Company LLC and its subsidiaries together from June 25, 2007 and, prior to that date, to Macquarie Infrastructure Company Trust, the Company and its subsidiaries. Macquarie Infrastructure Management (USA) Inc., which we refer to as our Manager, is part of the Macquarie Group, comprised of Macquarie Group Limited and its subsidiaries and affiliates worldwide.

General

We own, operate and invest in a diversified group of infrastructure businesses that provide basic services, such as chilled water for building cooling and gas utility services to businesses and individuals primarily in the U.S. The businesses we own and operate include:

•	International Matex Tank Terminals or IMTT: a 50% interest in a bulk liquid storage terminal business, which provides bulk liquid storage and handling services at ten marine terminals in the United States and two in Canada and is one of the largest participants in this industry in the U.S., based on storage capacity;
•	Hawaii Gas: a full-service gas energy company processing and distributing gas products and providing related services in Hawaii;
•	District Energy: a 50.01% controlling interest in a district energy business, which operates among the largest district cooling systems in the U.S., serving various customers in Chicago, Illinois and Las Vegas, Nevada;
•	Atlantic Aviation: an airport services business providing products and services, including fuel and aircraft hangaring/parking, to owners and operators of general aviation aircraft at 62 airports in the U.S.; and
•	MIC Solar Energy Holdings or MIC Solar: interests in two solar power generation facilities totaling 30 megawatts located in the southwest U.S. that will provide wholesale electricity to utilities.

Our businesses generally operate in sectors with significant barriers to entry, including high initial development and construction costs, the existence of long-term contracts or the requirement to obtain government approvals and a lack of immediate cost-efficient alternatives to the services provided. Overall they tend to generate sustainable long-term cash flows. Each of our operating businesses has its own management team and staff, as necessary, to conduct and support its operations.

We have elected to treat MIC as a corporation for federal tax purposes. As a result, all investor tax reporting regarding dividends will be provided on Form 1099.

Our Manager

MIC is managed externally by Macquarie Infrastructure Management (USA) Inc., our Manager. Our Manager is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets.

We have entered into a management services agreement with our Manager. Our Manager is responsible for our day-to-day operations and affairs and oversees the management teams of our operating businesses. At the holding company level, the Company does not have any employees. Our Manager has assigned, or seconded, to the Company two of its employees to serve as chief executive officer and chief financial officer of the Company and seconds or makes other personnel available as required. The services performed for the Company by our Manager are provided at our Manager’s expense, and include the compensation of our seconded personnel.

We pay our Manager a quarterly base management fee based primarily on our market capitalization. Our Manager can also earn a performance fee if the quarterly total return to shareholders (capital appreciation plus dividends) exceeds the quarterly total return based on a weighted average of two benchmark utilities indices. For our Manager to be eligible for the performance fee, MIC’s quarterly total returns must be positive and in excess of any prior underperformance. The performance fee is equal to 20% of the difference between the benchmark return and the return for our shareholders. Our Manager may, in its sole discretion, choose to retain base and/or performance fees in cash or to reinvest such fees in additional shares.

We believe that Macquarie Group’s demonstrated expertise and experience in the management, acquisition and funding of infrastructure businesses provide us with an advantage in pursuing our strategy. Our Manager is part of the Macquarie Funds Group, the asset management division of Macquarie globally. Macquarie-managed entities own, operate and/or invest in a global portfolio of approximately 110 businesses including toll roads, airports and airport-related infrastructure, bulk liquid storage, ports, communications, media, electricity and gas distribution networks, water utilities, renewable energy generation, aged care, rail and ferry assets across 25 countries.

Principal Executive Offices

Our principal executive offices are located at 125 West 55th Street, New York, NY 10019. Our telephone number at that location is (212) 231-1000. You may also obtain additional information about us from our website, www.macquarie.com/mic. Information on our website is not incorporated by reference into this prospectus or a part of this prospectus.

RISK FACTORS

An investment in our shares involves a number of risks. For a discussion of risks related to our business, please see Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 20, 2013, which is incorporated in this prospectus by reference. You should carefully read and consider the risks described below and elsewhere in this prospectus, as well as those described in the documents we incorporate by reference, before investing in our securities.

Risks Related to Ownership of Our Shares

MIC’s inherently complex structure and financial reporting may make it difficult for some investors to value our shares.

We are a limited liability company structured as a non-operating holding company of four operating businesses and one substantial, unconsolidated investment. We have elected to be treated as a corporation for tax purposes. Our consolidated federal income tax group is comprised of two of our operating businesses. Our investment and one of our operating businesses file stand-alone federal income tax returns. To the extent we receive distributions either from our investment or operating business that is not a part of our tax group, and these distributions are characterized as a dividend for tax purposes (as opposed to a return of capital), such distributions would be eligible for the federal dividends received deductions (80% exclusion in calculating taxes). These and other factors may make it difficult for some potential investors, particularly those without a moderate level of financial acumen, to accurately assess the value of our shares and may adversely impact the market for our shares.

Our Manager’s decision to reinvest its quarterly base management fees and performance fees, as applicable, in our shares or retain the cash will affect holders of our shares differently.

Our Manager earned $7.1 million and $22.0 million in base management and performance fees, respectively, during the first quarter of 2013 and $21.9 million and $67.3 million in base management and performance fees, respectively, during 2012. These fees are based on the Company’s market capitalization and performance and maybe higher or lower than these levels in the future. Our Manager, in its sole discretion, may elect to retain base management fees and performance fees, if applicable, paid in cash or to reinvest such payments in additional shares. In the event the Manager chooses not to reinvest the fees to which it is entitled in additional shares, the amount paid will reduce the cash that may otherwise be distributed as a dividend to all shareholders or used in the Company’s operations. In the event the Manager chooses to reinvest the fees to which it is entitled in additional shares, effectively returning the cash to us, such reinvestment will dilute existing shareholders by the increase in the percentage of shares owned by the Manager. Either option may adversely impact the market for our shares.

Our reported EBITDA excluding non-cash items and free cash flow will be lower if the Manager elects to retain base management and/or performance fees in cash as compared with its election to reinvest such base management and/or performance fees in additional shares. The amount by which these items are lower could be material. See Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 20, 2013 for further information on how we calculate these items and what management uses these items for.

Our Manager owns a significant portion of MIC’s shares outstanding. A sale of all or a portion of the interests owned by our Manager could be interpreted by the equity markets as a lack of confidence in the prospects of the Company.

Our Manager, in its sole discretion, determines whether to reinvest base and performance fees in shares and whether to hold or sell those securities. Reinvestment of base and performance fees in additional shares during the past two years has substantially increased our Manager’s ownership stake in the Company. As of February 20, 2013, our Manager owned 11.55% of our outstanding shares. If our Manager decides, for reasons other than the performance and prospects of the Company, to reduce its position in the Company, such sales may be interpreted by some market participants as a lack of confidence in the Company and put downward pressure on the market price of our shares.

Our total assets include a substantial amount of goodwill and intangible assets. The write-off of a significant portion of intangible assets would negatively affect our reported earnings.

Our total assets reflect a substantial amount of goodwill and other intangible assets. At December 31, 2012, goodwill and other intangible assets, net, represented approximately 51.3% of total assets from continuing operations. Goodwill and other intangible assets were primarily recognized as a result of the acquisitions of our businesses and investments. Other intangible assets consist primarily of airport operating rights, customer relationships and trade names. On at least an annual basis, we assess whether there has been an impairment in the value of goodwill and assess for impairment of other intangible assets with indefinite lives when there are triggering events or circumstances. If the carrying value of the tested asset exceeds its estimated fair value, impairment is deemed to have occurred. In this event, the amount is written down to fair value. Under current accounting rules, this would result in a charge to reported earnings. We have recognized significant impairments in the past, and any future determination requiring the write-off of a significant portion of goodwill or other intangible assets would negatively affect our reported earnings and total capitalization, and could be material.

Our total assets include a substantial amount of goodwill, intangible assets and fixed assets. The depreciation and amortization of these assets may negatively impact our reported earnings.

The high level of intangible and physical assets written up to fair value upon acquisition of our businesses generates substantial amounts of depreciation and amortization. These non-cash items serve to lower net income as reported in our statement of operations as well as our taxable income. The generation of net losses or relatively small net income may contribute to a net operating loss (NOL) carryforward that can be used to offset currently taxable income in future periods. However, the continued reporting of little or negative net income may adversely affect the attractiveness of the Company among some potential investors and may reduce the market for our shares.

Our Manager’s affiliation with Macquarie Group Limited and the Macquarie Group may result in conflicts of interest or a decline in our stock price.

Our Manager is an affiliate of Macquarie Group Limited and a member of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving Macquarie Group Limited, its affiliates, or other members of the Macquarie Group. Such transactions have included and may include, among other things, the entry into debt facilities and derivative instruments with members of the Macquarie Group serving as lender or counterparty, and financial advisory services provided to us by the Macquarie Group.

Although our audit committee, all of the members of which are independent directors, is required to approve of any related party transactions, including those involving members of the Macquarie Group or its affiliates, the relationship of our Manager to the Macquarie Group may result in conflicts of interest.

In addition, as a result of our Manager’s being a member of the Macquarie Group, negative market perceptions of Macquarie Group Limited generally or of Macquarie’s infrastructure management model, or Macquarie Group statements or actions with respect to other managed vehicles, may affect market perceptions of our Company and cause a decline in the price of our shares unrelated to our financial performance and prospects.

Our Manager can resign with 90 days notice and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations, which could adversely affect our financial results and negatively impact the market price of our shares.

Our Manager has the right, under the management services agreement, to resign at any time with 90 days notice, whether we have found a replacement or not. The resignation of our Manager will trigger mandatory repayment obligations under debt facilities at our operating companies other than IMTT and Hawaii Gas. If our Manager resigns, we may not be able to find a new external manager or hire internal management with similar expertise within 90 days to provide the same or equivalent services on acceptable terms, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial results could be adversely affected, perhaps materially, and the market price of our shares may decline substantially. In addition, the coordination of our internal management, acquisition activities and supervision of our businesses and investments are likely to suffer if we were unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Manager and its affiliates. Furthermore, if our Manager resigns, the Company and its subsidiaries will be required to cease use of the Macquarie brand entirely, and change their names to remove any reference to “Macquarie.” This may cause the value of the Company and the market price of our shares to decline.

In the event of the underperformance of our Manager, we may be unable to remove our Manager, which could limit our ability to improve our performance and could adversely affect the market price of our shares.

Under the terms of the management services agreement, our Manager must significantly underperform in order for the management services agreement to be terminated. The Company’s Board of Directors cannot remove our Manager unless:

•	our shares underperform a weighted average of two benchmark utilities indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66.67% of the outstanding shares (excluding any shares owned by our Manager or any affiliate of the Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the management services agreement and such breach continues unremedied for 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the management services agreement, or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

Because our Manager’s performance is measured by the market performance of our shares relative to the weighted average of two benchmark utilities indices, even if the absolute market performance of our shares does not meet expectations, the Company’s Board of Directors cannot remove our Manager unless the market performance of our shares also significantly underperforms the weighted average of such benchmark utilities indices. If we were unable to remove our Manager in circumstances where the absolute market performance of our shares does not meet expectations, the market price of our shares could be negatively affected.

Certain provisions of the management services agreement and the operating agreement of the Company makes it difficult for third parties to acquire control of the Company and could deprive investors of the opportunity to obtain a takeover premium for their shares.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the management services agreement, the management services agreement provides that in circumstances where the stock ceases to be listed on a recognized U.S. exchange as a result of the acquisition of stock by third parties in an amount that results in the stock ceasing to meet the distribution and trading criteria on such exchange or market, the Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the management services agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on the Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our shares could delay or prevent a change in control that may favor our shareholders. Furthermore, in the event of such a delisting, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our Company, subject to debt repayment obligations. We would also be prohibited from incurring any new indebtedness or engaging in any transactions with shareholders of the Company or its affiliates without the prior written approval of the Manager. These provisions could deprive shareholders of opportunities to realize a premium on the shares owned by them.

The operating agreement of the Company, which we refer to as the LLC agreement, contains a number of provisions that could have the effect of making it more difficult for a third-party to acquire, or discouraging a third-party from acquiring, control of the Company. These provisions include:

•	restrictions on the Company’s ability to enter into certain transactions with our major shareholders, with the exception of our Manager, modeled on the limitation contained in Section 203 of the Delaware General Corporation Law;
•	allowing only the Company’s Board of Directors to fill vacancies, including newly created directorships and requiring that directors may be removed only for cause and by a shareholder vote of 66 2/3%;
•	requiring that only the Company’s chairman or Board of Directors may call a special meeting of our shareholders;
•	prohibiting shareholders from taking any action by written consent;
•	establishing advance notice requirements for nominations of candidates for election to the Company’s Board of Directors or for proposing matters that can be acted upon by our shareholders at a shareholders’ meeting;
•	having a substantial number of additional shares authorized but unissued;
•	providing the Company’s Board of Directors with broad authority to amend the LLC agreement; and
•	requiring that any person who is the beneficial owner of 15% or more of our shares make a number of representations to the City of Chicago in its standard form of EDS, the current form of which is included in the LLC agreement, which is incorporated by reference as an exhibit to this report.

The market price and marketability of our shares may from time to time be significantly affected by numerous factors beyond our control, which may adversely affect our ability to raise capital through future equity financings.

The market price of our shares may fluctuate significantly. Many factors that are beyond our control may significantly affect the market price and marketability of our shares and may adversely affect our ability to raise capital through equity financings. These factors include the following:

•	price and volume fluctuations in the stock markets generally;
•	significant volatility in the market price and trading volume of securities of Macquarie Group Limited and/or vehicles managed by the Macquarie Group or branded under the Macquarie name or logo;
•	significant volatility in the market price and trading volume of securities of registered investment companies, business development companies or companies in our sectors, which may not be related to the operating performance of these companies;
•	changes in our earnings or variations in operating results;
•	any shortfall in EBITDA excluding non-cash items or free cash flow from levels expected by securities analysts;
•	changes in regulatory policies or tax law;
•	operating performance of companies comparable to us; and
•	loss of funding sources.

Risks Related to Taxation

We have significant income tax Net Operating Losses, or NOLs, which may not be realized before they expire.

We have $192.2 million in federal NOL carryforwards at December 31, 2012. While we have concluded that all but $7.8 million of the NOLs will more likely than not be realized, there can be no assurance that we will utilize the NOLs generated to date or any NOLs we might generate in the future. In addition, we have incurred state NOLs and have provided a valuation allowance against a portion of those. As with our federal NOLs, there is also no assurance that we will utilize those state losses or future losses that maybe generated. Further, the State of Illinois has suspended the use of NOL carryforwards through 2014, similar to the State of California’s suspension of an NOL deduction through 2011 for large corporations. There can be no assurance that other states will not suspend the use of NOL carryforwards or that California and Illinois will not extend the suspension of the use of NOL carryforwards.

Our ability to use our NOL carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation (or other entity taxable as a corporation, such as the Company) that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset future taxable income. Generally speaking, an “ownership change” occurs if the aggregate percentage ownership of the stock of the corporation held by one or more “five-percent shareholders” (as defined in the Code) increases by more than fifty percentage points over such shareholders’ lowest percentage ownership during the testing period, which is generally the three year-period ending on the transaction date. If we undergo an ownership change, our ability to utilize NOLs and certain other tax attributes could be limited.

The current treatment of qualified dividend income and long-term capital gains under current U.S. federal income tax law may be adversely affected, changed or repealed in the future.

Under current law, qualified dividend income and long-term capital gains are taxed to non-corporate investors at a maximum U.S. federal income tax rate of 20% beginning in 2013. This tax treatment may be adversely affected, changed or repealed by future changes in tax laws at any time. In addition, certain holders that are individuals, estates or trusts are subject to a 3.8% surtax on all or a portion of their “net investment income,” which may include all or a portion of their dividend income and net gains from the disposition of our shares. This may affect market perceptions of our Company and the market price of our shares could be negatively affected.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from our sale of securities under this prospectus for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, investments and the financing of possible acquisitions. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the prospectus supplement relating to such offering.

We will not receive any proceeds from sales of shares offered by the Selling Security Holder under this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is information concerning our ratio of earnings to fixed charges from continuing operations.

	Year Ended December 31,
	2012	2011	2010		2009		2008
Ratio of Earnings to Fixed Charges(1)	2.14	1.38	N/M	(2)	N/M	(2)	N/M	(2)

(1)	Our ratio of earnings to fixed charges from continuing operations is computed by dividing (i) pre-tax income from continuing operations before equity in earnings and amortization charges of investees, plus fixed charges and distribution received from equity investees classified as operating activities; by (ii) fixed charges.
(2)	Our ratio of earnings to fixed charges from continuing operations for the years ended December 31, 2010, 2009 and 2008 is not meaningful as fixed charges exceeded adjusted earnings in such years. Earnings were deficient to cover fixed charges by $14,992,000, $140,063,000 and $83,657,000 in 2010, 2009 and 2008, respectively.

DESCRIPTION OF OUR SHARES

General

The following is a summary of the material terms of the limited liability company interests in Macquarie Infrastructure Company LLC, which we refer to as shares. Our third amended and restated operating agreement, as amended from time to time, which we refer to as the LLC agreement, provides for the issuance of our shares and the distributions on and voting rights of our shares. The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the LLC agreement are intended to be consistent with the Delaware General Corporation Law, and the powers of our company and the shareholders of our company are generally intended to be similar in many respects to those of a Delaware corporation. In some instances, this summary refers to specific differences between the rights of holders of our shares, on the one hand, and the rights of shareholders of a Delaware corporation, on the other hand. Similarly, in some instances this summary refers to specific differences between the attributes of our shares, on the one hand, and shares of stock of a Delaware corporation, on the other hand. The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the LLC agreement, which will govern your rights as a holder of our shares, which is filed as an exhibit to our Current Report on Form 8-K, filed with the SEC on June 22, 2007.

Authorized Shares

We are authorized to issue 500,000,000 shares. As of February 20, 2013, we had 47,453,943 shares outstanding. We are authorized to issue a single class of shares. All of our shares will be fully paid and nonassessable upon payment therefor.

Dividends and Distributions

Our board of directors may, in its sole discretion and at any time, declare and pay dividends and make and pay distributions from our cash flow to the holders of our shares, in proportion to their percentage of the aggregate number of our outstanding shares, as they appear on the share register on the related record date. “Net cash flow,” for any period, is defined as our gross cash proceeds for such period less the portion thereof used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies, all as determined by our board of directors. Net cash flow will not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but will be increased by any reductions of reserves discussed in the prior sentence.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By purchasing a share in us, you will be admitted as a member of our company and will be deemed to have agreed to be bound by the terms of the LLC agreement. Pursuant to this agreement, each shareholder and each person who acquires a share from a shareholder grants to our board of directors (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our board of directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC agreement.

Limited Liability

The Delaware Limited Liability Company Act provides that any shareholder who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Liability Company Act shall be liable to us for the amount of the distribution for three years. Under the Delaware Limited Liability Company Act, a limited liability company may not make a distribution to any shareholder if, after the distribution, all liabilities of the company, other than liabilities to shareholders on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware Limited Liability Company Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Limited Liability Company Act, an assignee who becomes a substituted shareholder of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time he became a shareholder and that could not be ascertained from the limited liability company agreement.

Voting Rights

Each outstanding share is entitled to one vote on any matter with respect to which our shareholders are entitled to vote, as provided in the LLC agreement and as detailed below.

The LLC agreement provides that the shareholders are entitled, at our annual meeting of shareholders, to vote for the election of all of the directors other than any director appointed by our Manager. Because the LLC agreement does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a meeting will effectively be able to elect all our directors standing for election.

Right to Bring a Derivative Action and Enforcement of the Provisions of the LLC Agreement by Holders of our Shares

The LLC agreement provides that a holder of our shares has the right to directly institute a legal proceeding against us to enforce the provisions of the LLC agreement.

Optional Purchase by Acquirer of 90% of our Shares

The LLC agreement provides that, if at any time more than 90% of our then outstanding shares are held by one person, whom we refer to as the acquirer, such acquirer has the right to purchase from the other shareholders for cash all, but not less than all, of the outstanding shares that the acquirer does not own. The acquirer can exercise its right to effect such purchase by delivering notice to us of its election to make the purchase not less than 60 days prior to the date which it selects for the purchase. We will use reasonable efforts to cause the transfer agent to mail the notice of the purchase to the record holders of our shares at least 30 days prior to purchase.

Upon the acquirer’s exercise of its purchase right, the LLC agreement provides that members other than the acquirer shall be required to sell all, but not less than all, of their outstanding shares at the offer price. The offer price will be equal to the average closing price (as described below) per share, on the 20 trading days immediately prior to, but not including, the date of the acquisition exchange. While this provision of the LLC agreement provides for a fair price requirement, the LLC agreement does not provide members with appraisal rights that shareholders of a Delaware corporation would be entitled to under Section 262 of the Delaware General Corporation Law.

The closing price of our shares, as applicable, on any date of determination means:

•	the closing sale price (or, if no closing price is reported, the last reported sale price) of a share (regular way) on the NYSE on such date;
•	if our shares are not listed for trading on the NYSE on any such date, the closing sale price as reported in the composite transactions for the principal U.S. securities exchange on which our shares are so listed;
•	if the shares are not so reported, the last quoted bid price for our shares in the over-the-counter market as reported by the National Quotation Bureau or a similar organization; or
•	if our shares are not so quoted, the average of the midpoint of the last bid and ask prices for our shares from at least three nationally recognized investment firms that we select for such purpose.

Dissolution of our Company

The LLC agreement provides for the dissolution and winding up of our company upon the occurrence of:

•	the adoption of a resolution by a majority vote of the board of directors approving our dissolution, winding up and liquidation and such action has been approved by the affirmative vote of a majority of our outstanding shares entitled to vote thereon;
•	the unanimous vote of our shareholders to dissolve, wind up and liquidate us; or

•	a judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on our business as then currently operated as determined in accordance with Section 18-802 of the Delaware Limited Liability Company Act.

Following the occurrence of a dissolution event with respect to us, we will be wound up in accordance with the terms of the LLC agreement. Upon our winding up, the then holders of our shares will be entitled to share ratably in our assets legally available for distribution following payment to creditors.

Anti-Takeover Provisions

Certain provisions of the management services agreement and the LLC agreement may make it more difficult for third parties to acquire control of us by various means. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

•	protect the position of our Manager and its rights to manage our business and affairs under the management services agreement;
•	enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board;
•	discourage certain types of transactions which may involve an actual or threatened change in control of us;
•	discourage certain tactics that may be used in proxy fights;
•	encourage persons seeking to acquire control of us to consult first with our board of directors to negotiate the terms of any proposed business combination or offer; and
•	reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or that is otherwise unfair to our shareholders.

Anti-Takeover Effects of the Management Services Agreement

The limited circumstances in which our Manager may be terminated means that it will be very difficult for a potential acquirer to take over the management and operation of our business. Under the terms of the management services agreement, our Manager may only be terminated by us in the following circumstances:

•	our shares underperform a weighted average of two benchmark utilities indices by more than 30% in relative terms and more than 2.5% in absolute terms in 16 out of 20 consecutive quarters prior to and including the most recent full quarter, and the holders of a minimum of 66 2/3% of our shares (excluding any shares owned by our Manager or any affiliate of our Manager) vote to remove our Manager;
•	our Manager materially breaches the terms of the management services agreement and such breach continues unremedied for 60 days after notice;
•	our Manager acts with gross negligence, willful misconduct, bad faith or reckless disregard of its duties in carrying out its obligations under the management services agreement or engages in fraudulent or dishonest acts; or
•	our Manager experiences certain bankruptcy events.

In addition to the limited circumstances in which our Manager can be terminated under the terms of the management services agreement, the management services agreement provides that in circumstances where the shares cease to be listed on a recognized U.S. national securities exchange as a result of the acquisition of shares by third parties in an amount that results in the shares ceasing to meet the distribution and trading criteria on such exchange or market, our Manager has the option to either propose an alternate fee structure and remain our Manager or resign, terminate the management services agreement upon 30 days’ written notice and be paid a substantial termination fee. The termination fee payable on our Manager’s exercise of its right to resign as our Manager subsequent to a delisting of our shares could delay or prevent a change in control that may favor our shareholders. Furthermore, in the event of such a delisting and unless otherwise approved in writing by our Manager, any proceeds from the sale, lease or exchange of a significant amount of assets must be reinvested in new assets of our company. We will also be prohibited from incurring any new indebtedness or engaging in any transactions with our shareholders or their affiliates without the prior written approval of our Manager. These provisions could deprive our shareholders of opportunities to realize a premium on the shares owned by them.

Furthermore, upon resignation of our Manager and the termination of the management services agreement, or within 30 days of a delisting of our shares unless otherwise agreed by our Manager, we and our subsidiaries will cease using the Macquarie brand entirely, including changing our names to remove any reference to “Macquarie.” Similarly, if our Manager’s appointment is terminated by us, we and our subsidiaries will cease using the Macquarie brand within 30 days of termination.

Anti-Takeover Provisions in the LLC Agreement

A number of provisions of the LLC agreement also could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. The LLC agreement prohibits the merger or consolidation of us with or into any limited liability company, corporation, trust or any other unincorporated business or the sale, lease or exchange of all or substantially all of our assets unless the board of directors adopts a resolution by a majority vote approving such action and unless such action is approved by the affirmative vote of a majority of the outstanding shares entitled to vote thereon; provided, however, that any shares held by the Manager or an affiliate or associate of the Manager shall not be entitled to vote to approve any merger or consolidation with or into, or sale, lease or exchange to, the Manager or any affiliate or an associate thereof. In addition, the LLC agreement contains provisions based on Section 203 of the Delaware General Corporation Law which prohibit us from engaging in a business combination with an interested shareholder unless such business combination is approved by the affirmative vote of the holders of 66 2/3% of our outstanding shares (other than those shares held by the interested shareholder or any affiliate or associate thereof).

A “business combination” means:

•	any merger or consolidation of us or a subsidiary of our company with an interested shareholder or any person that is, or after such merger or consolidation would be, an affiliate or associate of an interested shareholder; or
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an interested shareholder or an affiliate or associate of an interested shareholder of any assets of our company or a subsidiary of our company, having an aggregate fair market value of not less than ten percent of our net investment value; or
•	the issuance or transfer by us or any subsidiary of our company (in one transaction or series of transactions) of any securities of ours or any subsidiary of our company to, or proposed by or on behalf of, an interested shareholder or an affiliate or associate of an interested shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of not less than ten percent of our net investment value; or
•	any spinoff or split-up of any kind of us or a subsidiary of our company proposed by or on behalf of an interested shareholder or an affiliate or associate of the interested shareholder; or
•	any reclassification of our shares (including any reverse split of our shares, or both) or recapitalization of us, or any merger or consolidation of us with any subsidiary of our company, or any other transaction that has the effect of increasing the percentage of the outstanding shares in our company or any subsidiary of our company or any class of securities of our company or any subsidiary of our company convertible or exchangeable for LLC interests or equity securities of any subsidiary, as the case may be, that are directly or indirectly owned by an interested shareholder or any affiliate or associate of an interested shareholder; or
•	any agreement, contract or other arrangement providing for any one or more of the actions in the above bullet points.

An “interested shareholder” is a person (other than our Manager, us or any subsidiary of ours or any employee benefit plan) who:

•	is, or was at any time within the three-year period immediately prior to the date in question, the beneficial owner of 15% or more of our shares and who did not become the beneficial owner of such amount of shares pursuant to a transaction that was approved by our board of directors; or
•	is an assignee of, or has otherwise succeeded to, any shares of which an interested shareholder was the beneficial owner at any time within the three-year period immediately prior to the date in question, if such assignment or succession occurred in the course of a transaction, or series of transactions, not involving a public offering.

Subject to the right of our Manager to appoint one director and his or her successor in the event of a vacancy, the LLC agreement authorizes only our board of directors to fill vacancies, including for newly created directorships. This provision could prevent a shareholder of ours from effectively obtaining an indirect majority representation on our board of directors by permitting the existing board to increase the number of directors and to fill the vacancies with its own nominees. The LLC agreement also provides that, with the exception of the director appointed to serve as Chairman by our Manager, directors may be removed only for cause and only by the affirmative vote of holders of 66 2/3% of our outstanding shares.

The LLC agreement does not permit holders of our shares to act by written consent. Instead, shareholders may only take action via proxy, which may be presented at a duly called annual or special meeting of our shareholders. Furthermore, the LLC agreement provides that special meetings may only be called by the chairman of the board of directors of our company or by resolution adopted by our board of directors. The LLC agreement also provides that shareholders seeking to bring business before an annual meeting of members or to nominate candidates for election as directors at an annual meeting of shareholders of our company, must provide notice thereof in writing to us not less than 120 days and not more than 150 days prior to the anniversary date of our preceding year’s annual meeting. In addition, the shareholder furnishing such notice must be a shareholder of record on both (1) the date of delivering such notice and (2) the record date for the determination of shareholders entitled to vote at such meeting. The LLC agreement specifies certain requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting or from making nominations for directors at an annual or special meeting.

Authorized but unissued shares are available for future issuance, without approval of our shareholders. These additional shares may be utilized for a variety of purposes, including future public offerings to raise additional capital or to fund acquisitions. The existence of authorized but unissued shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

In addition, our board of directors has broad authority to amend the LLC agreement, as discussed below. The board could, in the future, choose to amend the LLC agreement to include other provisions which have the intention or effect of discouraging takeover attempts.

Disclosure Requirements Applicable to Fifteen Percent Investors

A certain number of our investors may be required to comply with certain disclosure requirements of the City of Chicago and non-compliance may result in the City of Chicago’s rescission or voidance of the Use Agreement and any other arrangements District Energy may have with the City of Chicago at the time of the non-compliance.

In order to secure any amendment to the Use Agreement with the City of Chicago to pursue expansion plans or otherwise, or to enter into other contracts with the City of Chicago, the City of Chicago may require any person who owns or acquires 15% or more of our shares to make a number of representations to the City of Chicago by filing a completed Economic Disclosure Statement, or EDS. The LLC agreement requires that in the event that we need to obtain approval from the City of Chicago in the future for any specific matter, including to expand the district cooling system or to amend the Use Agreement, we and each of our then 15% investors would need to submit an EDS to the City of Chicago within 30 days of the City of Chicago’s request. In addition, the LLC agreement requires each 15% investor to provide any supplemental information needed to update any EDS filed with the City of Chicago as required by the City of Chicago and as requested by us from time to time.

Any EDS filed by an investor may become publicly available. By completing and signing an EDS, an investor will have waived and released any possible rights or claims which it may have against the City of Chicago in connection with the public release of information contained in the EDS and also will have authorized the City of Chicago to verify the accuracy of information submitted in the EDS. The requirements and consequences of filing an EDS with the City of Chicago will make compliance with the EDS requirements difficult for our investors.

If any investor fails to comply with the EDS requirements on time or the City of Chicago determines that any information provided in any EDS is false, incomplete or inaccurate, the City of Chicago may rescind or void the Use Agreement or any other arrangements Thermal Chicago has with the City of Chicago, and pursue any other remedies available to them.

Amendment of the LLC Agreement

The LLC agreement may be amended by a majority vote of our board of directors, except with respect to the following provisions, which effectively require an affirmative vote of at least a majority of the outstanding shares:

•	our purpose or powers;
•	the authorization of additional shares;
•	the right of a holder of our shares to enforce the LLC agreement;
•	the provisions regarding the right of an acquirer of at least 90% of our shares to acquire the remaining shares described above;
•	the hiring of a replacement manager following the termination of our management services agreement;
•	the merger or consolidation of our company, the sale, lease or exchange of all or substantially all of our assets and certain other business combinations or transactions;
•	the right of holders to vote on our dissolution; and
•	the provision of the LLC agreement governing amendments thereof.

In addition, the consent of our Manager is required to amend the provisions providing for the duties of our Manager and the secondment of our officers pursuant to the management services agreement, the provision entitling our Manager to appoint the director who will serve as the chairman of our board of directors for so long as the management services agreement is in effect and the provision of the LLC agreement governing amendments thereof.

Transfer Agent and Registrar

The transfer agent and registrar for our shares is Computershare Trust Company, N.A.

Listing

Our shares are listed on the NYSE under the symbol “MIC.”

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, and subordinated debt securities will be issued under a subordinated indenture, to be entered into between us and Wells Fargo Bank, National Association, as trustee. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the indentures. Forms of the senior indenture and the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part.

We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospective supplement relating to that series or issue.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time as permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

As used in this “Description of Debt Securities,” the terms “the company,” “we,” “our” and “us” refer to Macquarie Infrastructure Company LLC, a Delaware limited liability company, and do not, unless otherwise provided, include subsidiaries of Macquarie Infrastructure Company LLC.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior debt, as defined, and described more fully, under “— Subordination,” to the extent and in the manner set forth in the subordinated indenture.

The indentures will not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

The company’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities of any series or to make any funds available to the company, whether by dividend, loan or other payment, unless such subsidiaries guarantee the debt securities issued by the company. Therefore, without such guarantees, the assets of the company’s subsidiaries will be subject to the prior claims of all their respective creditors, including the lenders under any credit facilities or debt instruments maintained by our subsidiaries and trade creditors of our subsidiaries. The payment of dividends or the making of loans or advances to the company by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;
•	any limit on the aggregate principal amount of debt securities of such series;
•	the purchase price for the debt securities and the denominations of the debt securities, if other than denominations of $2,000 or any integral multiple of $1,000;
•	the date or dates upon which the debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;
•	the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate or rates shall be determined;
•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;
•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;
•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date, or the method by which such date or dates shall be determined;
•	the right, if any, to extend the interest payment periods and the duration of any such deferral period;
•	any provisions that would determine payments on the debt securities by reference to any index, formula or other method, and the manner of determining the amount of such payments;
•	the place or places where payments on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable indenture;
•	the rate or rates of amortization of the debt securities, if any;
•	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any debt securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;
•	the period or periods within which, the price or prices at which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;
•	any restriction or condition on the transferability of the debt securities of a particular series;
•	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default, as defined below, if other than the full principal amount;
•	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;
•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•	any deletions from or modifications or additions to the events of default or our covenants with respect to the applicable series of debt securities, and any provision for the suspension of certain covenants based on credit ratings or other criteria applicable to us or securities issued by us;
•	the application, if any, of the terms of the applicable indenture relating to defeasance and covenant defeasance, which terms are described below, to the debt securities;
•	whether we are issuing the debt securities in whole or in part in global form;
•	the depositary for global or certificated debt securities;
•	the names of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;
•	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;
•	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);
•	whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);
•	whether and the extent to which the debt securities are entitled to the benefits of any guarantees by any of our subsidiaries or any other form of guarantee;
•	whether the debt securities will be subordinated and the terms of the subordination provisions that will apply to the debt securities; and
•	any other specific terms of the debt securities not inconsistent with the indenture.

Each prospectus supplement, if required, will describe the material U.S. federal income tax considerations associated with the purchase, ownership and disposition by U.S. holders and non-U.S. holders (in each case, as defined under the heading “Material U.S. Federal Income Tax Considerations”) relating to the specific series of debt securities offered.

Unless otherwise specified in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior debt of the company.

The terms of the subordination of a series of subordinated securities, together with the definition of senior debt related thereto, will be as set forth in the applicable supplemental indenture and the prospectus supplement relating to such series.

Our creditors who do not hold senior debt will not benefit from the subordination provisions described herein. In the event of our bankruptcy or insolvency before or after maturity of the subordinated securities, such other creditors would rank equally and ratably with holders of the subordinated securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of subordinated securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against us.

Except to the extent otherwise set forth in a prospectus supplement, the indentures do not contain any restriction on the amount of senior debt which we may incur.

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement and/or other offering material for each offering of such debt securities.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless otherwise noted in a prospectus supplement, we will not merge with or into or consolidate with any other person or sell, assign, transfer or convey our properties and assets substantially as an entirety to any other person other than a direct or indirect wholly-owned subsidiary of ours, unless:

•	we are the surviving corporation or limited liability company or, in case we merge into or consolidate with another person or sell, assign, transfer or convey our properties and assets substantially as an entirety to any person, the person into which we are merged or formed by such consolidation or the person which acquires our properties and assets substantially as an entirety is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the applicable indenture;
•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and
•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable indenture provisions described in this paragraph and that all conditions precedent provided for in the applicable indenture relating to such transaction have been complied with.

Events of Default, Notice and Waiver

Unless a prospectus supplement states otherwise, the following shall constitute events of default under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;
•	our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;
•	our failure to observe or perform any other of its covenants or warranties with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of the company; and
•	any other event of default provided with respect to debt securities of that series.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an event of default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such event of default.

The trustee, subject to its duties during an event of default to act with the required standard of care, may require indemnification satisfactory to the trustee by the holders of the debt securities of any series with respect to which an event of default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless:

•	the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture;
•	the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;
•	the trustee shall not have instituted such action within 60 days of such request; and
•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish periodically to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in a prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable indenture.

If indicated in a prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (referred to as defeasance) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (referred to as covenant defeasance), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient (in the opinion of an independent registered accounting firm) to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the Internal Revenue Service, or IRS, or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities of any series;
•	reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any debt securities of any series;
•	change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, except as otherwise contemplated by the applicable indenture;
•	reduce the amount of principal of an original issue discount debt security or any other debt security that would be payable upon declaration of acceleration of the maturity thereof;

•	change the place of payment where, or the currency in which, any debt security or any premium or interest thereon is payable;
•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity thereof (or in the case of a redemption, on or after the redemption date);
•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults thereunder and their consequences;
•	modify any of the above provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indentures which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Global Debt Securities

We may issue registered debt securities in global form. This means that one “global” debt security would be issued to represent a number of registered debt securities. The denomination of the global debt security would equal the aggregate principal amount of all registered debt securities represented by that global debt security.

We will deposit any registered debt securities issued in global form with a depositary, or with a nominee of the depositary, that we will name in the applicable prospectus supplement for each offering of such debt securities. Any person holding an interest in the global debt security through the depositary will be considered the “beneficial” owner of that interest. A “beneficial” owner of a security is able to enjoy rights associated with ownership of the security, even though the beneficial owner is not recognized as the legal owner of the security. The interest of the beneficial owner in the security is considered the “beneficial interest.” We will register the debt securities in the name of the depositary or the nominee of the depositary, as appropriate.

The depositary or its nominee may only transfer a global debt security in its entirety and only in the following circumstances:

•	by the depositary for the registered global security to a nominee of the depositary;
•	by a nominee of the depositary to the depositary or to another nominee of the depositary; or
•	by the depositary or the nominee of the depositary to a successor of the depositary or to a nominee of the successor.

These restrictions on transfer would not apply to a global debt security after the depositary or its nominee, as applicable, exchanged the global debt security for registered debt securities issued in definitive form.

We will describe the specific terms of the depositary arrangement with respect to any series of debt securities represented by a registered global security in the prospectus supplement for the offering of that series. We anticipate that the following provisions will apply to all depositary arrangements for debt securities represented by a registered global security.

Ownership of beneficial interests in a registered global security will be limited to (1) participants that have accounts with the depositary for the registered global security and (2) persons that may hold interests through those participants. Upon the issuance of a registered global security, the depositary will credit each participant’s account on the depositary’s book-entry registration and transfer system with the principal amount of debt securities represented by the registered global security beneficially owned by that participant. Initially, the dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts that the depositary should credit.

Ownership of beneficial interests in the registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary for the registered global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that purchasers of securities regulated by the laws of those states take physical delivery of the securities in definitive form. Those laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

As long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, that depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the applicable indenture. Owners of beneficial interests in a registered global security generally will not:

•	be entitled to have the debt securities represented by the registered global security registered in their own names;
•	receive or be entitled to receive physical delivery of the debt securities in definitive form; and
•	be considered the owners or holders of the debt securities under the applicable indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if that person owns through a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture.

We understand that under existing industry practices, if we request any action of holders of debt securities or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder of debt securities is entitled to give or take under the applicable indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, any premium and any interest on a registered global security to the depositary or its nominee. None of the company, the trustee or any other agent of the company or of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any registered global security, upon receipt of any payment of principal (or premium, if any) or interest in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary.

We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security owned through the participants.

We will issue our debt securities in definitive form in exchange for a registered global security, if the depositary for such registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and if a successor depositary registered as a clearing agency under the Exchange Act is not appointed within 90 days and under such other circumstances, if any, as may be described in an applicable prospectus supplement. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by a registered global security and, in such event, will issue debt securities of the series in definitive form in exchange for the registered global security.

We will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary shall instruct the trustee. We expect that the depositary will base these instructions upon directions received by the depositary from participants with beneficial interests in the registered global security.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indentures are subject to the provisions of the Trust Indenture Act that are required to be part of the indenture and shall, to the extent applicable, be governed by such provisions.

Concerning the Trustee

We anticipate appointing Wells Fargo Bank, National Association, the trustee under the indentures, as the paying agent, registrar and custodian with regard to the debt securities. As of the date of this prospectus, the trustee and its affiliates and Macquarie Infrastructure Company LLC and its affiliates may have various business relationships. In addition, as of the date of this prospectus, the trustee and its affiliates and the Macquarie Group and its affiliates, including the Manager, may have various business relationships. The trustee or its affiliates may in the future provide banking and other services to us and our subsidiaries, and to the Macquarie Group and its affiliates, including the Manager, in the ordinary course of their respective businesses.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal income tax considerations associated with the purchase, ownership and disposition of our shares by U.S. holders (as defined below) and non-U.S. holders (as defined below). Except where noted, this discussion deals only with the shares held as capital assets by holders who acquired the shares in this issuance and does not address special situations, such as those of:

•	dealers in securities or currencies;
•	financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt organizations;
•	insurance companies;
•	persons holding shares as a part of a hedging, integrated or conversion transaction or a straddle;
•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
•	persons that own, actually or constructively, more than 5% of our shares; or
•	persons liable for alternative minimum tax.

This discussion does not address the material U.S. federal income tax considerations associated with the purchase, ownership and disposition of debt securities which will be set forth, if required, in the applicable prospectus supplement.

Furthermore, the discussion below is based upon the provisions of the Code, the Regulations, and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those described below.

A “U.S. holder” of our shares means a beneficial owner of our shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. holder” of our shares means a beneficial owner of our shares that is an individual, a corporation, an estate or a trust that is neither a U.S. holder nor a partnership (or other entity taxable as a partnership).

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares, we urge you to consult your own tax adviser.

We cannot assure you that the IRS, or the courts will agree with the tax consequences described herein. A different treatment from that described below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in our shares. If you are considering the purchase of our shares, we urge you to consult your own tax adviser concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our shares, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to U.S. holders, subject to the limitations described above.

No Flow-Through of Taxable Income

An election has been made with the IRS to treat us as an association taxable as a corporation for U.S. federal income tax purposes. Because we are treated as an association taxable as a corporation for U.S. federal income tax purposes, an owner of our shares will not report on its U.S. federal income tax return any of our items of income, gain, loss and deduction.

Distributions

Distributions of cash or property that we pay in respect of our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. holders (including individuals) are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals (currently at a maximum tax rate of 20%), provided that the U.S. holder receiving the dividend satisfies the applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. holder’s tax basis in our shares, and thereafter will be treated as capital gain.

Dispositions

Upon a sale, exchange or other taxable disposition of our shares, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in our shares. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the shares for more than one year at the time of disposition. Long-term capital gains of certain non-corporate U.S. holders (including individuals) are currently subject to U.S. federal income taxation at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code.

Medicare Tax on Investment Income

For taxable years beginning after December 31, 2012, certain U.S. holders who are individuals, estates, or trusts will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend income and its gains from the disposition of our shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our shares.

Information Reporting and Backup Withholding Requirements

In general, dividends on our shares, and payments of the proceeds of a sale, exchange or other taxable disposition of our shares paid to a U.S. holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the U.S. holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be refunded by the IRS or credited against the U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our shares applicable to non-U.S. holders, subject to the limitations described above.

U.S. Trade or Business Income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our shares will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the conduct by a non-U.S. holder of a trade or business within the United States and (ii) in the case of a non-U.S. holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the non-U.S. holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the non-U.S. holder complies with applicable certification and disclosure requirements); instead, a non-U.S. holder is subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a non-U.S. holder that is a corporation also may be subject to a “branch profits tax” at a 30% rate (or lower treaty rate, if applicable) on its effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business.

Distributions

Distributions of cash or property that we pay in respect of our shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our shares. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in our shares, and thereafter will be treated as capital gain (and thus treated in the manner described in “— Dispositions” below). In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A non-U.S. holder of our shares that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a non-U.S. holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States.

Dispositions

Except as set forth below, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of our shares unless:

•	the gain is U.S. trade or business income;
•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions; or
•	we are or have been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and our shares have ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the disposition occurs.

We have not determined whether we are a U.S. real property holding corporation, and no assurance can be given that we are not or will not become one in the future. If, however, we are or become a U.S. real property holding corporation, so long as our shares are regularly traded on an established securities market, generally only a non-U.S. holder who holds or held directly or indirectly (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than five percent of our shares will be subject to United States federal income tax on the disposition of our shares. Non-U.S. holders should consult their own advisors about the consequences that could result if we are, or become, a U.S. real property holding corporation.

Information Reporting and Backup Withholding Requirements

We must annually report to the IRS and to each non-U.S. holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a non-U.S. holder of our shares generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our shares to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the proceeds from the disposition of our shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and the broker has no knowledge to the contrary. Non-U.S. holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of our shares).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded by the IRS or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. holders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in us.

Federal Estate Tax

Our shares beneficially owned by an individual who is not a citizen or resident of the U.S. (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

U.S. Foreign Account Tax Compliance Act Withholding

Pursuant to Sections 1471 to 1474 of the Code and the Regulations promulgated thereunder, or FACTA, dividends paid after December 31, 2013 and the gross proceeds of sale or other disposition of our shares after December 31, 2016, to a foreign financial institution may be subject to withholding at the rate of 30% unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also generally will impose a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds of a sale or other disposition of, our shares paid after December 31, 2013 (or in the case of gross proceeds from a sale or other disposition, December 31, 2016), to a non-financial foreign entity unless such entity provides the withholding agent with a certification (i) that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. tax authorities. Under certain circumstances, a U.S. holder or non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our shares.

SELLING SECURITY HOLDER

The Selling Security Holder is a member of the Macquarie Group, a diversified international provider of financial, advisory and investment services. The Macquarie Group is headquartered in Sydney, Australia and is a global leader in management of infrastructure investment vehicles on behalf of third-party investors and advising on the acquisition, disposition and financing of infrastructure assets. The Selling Security Holder may from time to time offer and sell pursuant to this prospectus any or all of the shares beneficially owned by it.

PLAN OF DISTRIBUTION

Sales of our securities

We may sell the securities offered by us pursuant to this prospectus and any accompanying prospectus supplements separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them;
•	directly to investors;
•	through agents; or
•	through a combination of any of these methods of sale.

We may sell the securities offered by us pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we will receive from such sale. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents. The obligations of the underwriters to purchase securities will be subject to the conditions set forth in the applicable underwriting agreement.

Securities may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through one or more market makers or into an existing trading market, on an exchange or otherwise, for securities; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the securities which is not expected to exceed that customary in the types of transactions involved.

In addition, the Selling Security Holder may sell shares under this prospectus in any of these ways. The Selling Security Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Security Holder may also sell shares of our shares under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters, if any;
•	the purchase price of the securities being offered and the proceeds we will receive from the sale;
•	any options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers;
•	any securities exchanges on which such securities may be listed;
•	a discussion of any other material U.S. federal income tax considerations applicable to the securities being offered that is not otherwise discussed in this prospectus; and
•	other material terms of the offering.

If we or the Selling Security Holder use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us, the Selling Security Holder or from our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement accompanying this prospectus will identify any such underwriter, dealer or agent, and describe any compensation received by them from us or the Selling Security Holder. Pursuant to a requirement by the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by a FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by the Selling Security Holder for the sale of any shares being registered pursuant to Rule 415 under the Security Act. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Underwriters, dealers and agents may be entitled to indemnification by us or the Selling Security Holder against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us or the Selling Security Holder and the underwriters, dealers and agents.

We or the Selling Security Holder may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we or the Selling Security Holder sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their option, if any, to purchase additional securities. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

The Selling Security Holder and any other person participating in a distribution of the securities covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of securities by the Selling Security Holder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

In the ordinary course of business activities, any underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the account of their customers and may at any time hold long and short positions in such securities and instruments. Such instruments may involve securities and instruments of the Company.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by White & Case LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Macquarie Infrastructure Company LLC and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of IMTT Holdings Inc. and subsidiaries as of December 31, 2012 and 2011, and for each of the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

MACQUARIE INFRASTRUCTURE COMPANY LLC

1,000,000 SHARES

MIC Direct

PROSPECTUS SUPPLEMENT

April 8, 2013